Exhibit 99.1

NEWS RELEASE

Enbridge Inc. Announces Election of Directors

CALGARY, ALBERTA, May 5, 2020 – Enbridge Inc. (TSX: ENB) (NYSE: ENB) (Enbridge or the Company) held its Annual Meeting of Shareholders today. On a vote by ballot during the regular business proceedings at the Meeting, shareholders approved the election of all 11 nominated directors proposed by management as listed in the Management Information Circular dated March 2, 2020. The detailed results of the vote for the election of directors are set out below.

	Votes For		Votes Withheld
	#	%	#	%
Pamela L. Carter	1,063,972,780	85.23	184,364,864	14.77
Marcel R. Coutu	1,111,694,748	89.05	136,642,897	10.95
Susan M. Cunningham	1,215,551,787	97.37	32,785,858	2.63
Gregory L. Ebel	1,145,661,628	91.77	102,676,016	8.23
J. Herb England	1,207,631,489	96.74	40,706,156	3.26
Charles W. Fischer	1,229,841,306	98.52	18,496,314	1.48
Gregory J. Goff	1,243,004,440	99.57	5,333,452	0.43
V. Maureen Kempston Darkes	1,213,976,217	97.25	34,361,673	2.75
Teresa S. Madden	1,230,756,098	98.59	17,581,793	1.41
Al Monaco	1,223,260,251	97.99	25,077,641	2.01
Dan C. Tutcher	1,221,007,826	97.81	27,330,023	2.19

About Enbridge Inc.

Enbridge Inc. is a leading North American energy infrastructure company. We safely and reliably deliver the energy people need and want to fuel quality of life. Our core businesses include Liquids Pipelines, which transports approximately 25 percent of the crude oil produced in North America; Gas Transmission and Midstream, which transports approximately 20 percent of the natural gas consumed in the U.S.; Gas Distribution and Storage, which serves approximately 3.8 million retail customers in Ontario and Quebec; and Renewable Power Generation, which generates approximately 1,750 MW of net renewable power in North America and Europe. The Company's common shares trade on the Toronto and New York stock exchanges under the symbol ENB. For more information, visit www.enbridge.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

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Jesse Semko
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Email: media@enbridge.com

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Jonathan Morgan
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Email: investor.relations@enbridge.com